Exhibit 10.3

PROMISSORY NOTE
(Long Term Reducing Revolver)

Note Date: May 13, 2010

$5,000,000.00

Maturity Date: May I, 2013

FOR VALUE RECEIVED, DAKOTA ETHANOL, L.L.C., a South Dakota limited liability company (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Five Million and no hundredths Dollars ($5,000,000.00), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the BANK’ s records shall be conclusive evidence of the principal and accrued interest owing hereunder.

This promissory note is executed pursuant to a First Amended and Restated Construction Loan Agreement (“AGREEMENT”) between BORROWER and BANK dated as of June 18, 2009, as it may have been amended, from time to time. This promissory note evidences the LONG TERM REDUCING REVOLVING LOAN, which is also sometimes referred to as TERM NOTE 5 described in the AGREEMENT, is a modification or substitution for the TERM NOTE described in the earlier Construction Loan Agreement between the parties dated September 25, 2000, as well as a modification or substitution of a previously executed TERM NOTE 5. All capitalized terms not otherwise defined in this note shall have the meanings provided in the AGREEMENT.

INTEREST ACCRUAL. The interest rate on this loan is subject to change from time to time based on changes in an independent index which is the London Interbank offered rate for U.S. Dollar deposits published in the Wall Street Journal as the One (1) Month LIBOR Rate (“LIBOR RATE”). The LIBOR RATE will be adjusted and determined without notice to BORROWER as set forth herein, as of the date of this Note and on the first (1st) day of each calendar month hereafter (“INTEREST RATE CHANGE DATE”) to the One (1) Month LIBOR RATE which is published in the Wall Street Journal as the reported rate for the date that is two London Banking Days prior to each INTEREST RATE CHANGE DATE. “London Banking Day” means any day other than a Saturday or Sunday, on which commercial banking institutions in London, England are generally open for business.  If for any reason the LIBOR RATE published by the Wall Street Journal is no longer available and/or BANK is unable to determine the LIBOR RATE for any INTEREST RATE CHANGE DATE, BANK may, in its sole discretion, select an alternate source to determine the LIBOR RATE and will provide notice to BORROWER of the source selected. The LIBOR RATE determined as set forth above shall be referred to herein as (the “INDEX”).  The INDEX is not necessarily the lowest rate charged by BANK on its loans. If the INDEX becomes unavailable during the term of this loan, BANK may designate a substitute index after notifying BORROWER. BANK will tell BORROWER the current INDEX rate upon BORROWER’s request.  The interest rate change will not occur more often than each month on the first (1st) day of each month.

BORROWER understands that BANK may make loans based on other rates as well. The INDEX currently is .33750 % per annum. The interest rate to be applied to the unpaid principal balance of this loan will be calculated as described in the “INTEREST CALCULATION METHOD” paragraph using a rate of 4.0 percentage points over the INDEX, adjusted if necessary for any minimum and maximum rate limitations described below, resulting in an initial rate of 4.33750% per annum based on a year of 360 days. NOTICE: Under no circumstances will the interest rate on this loan be less than 5% per annum or more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, BANK, at its option, may do one of the following: (A) increase BORROWER’s payments to ensure BORROWER’s loan will pay off by its original final maturity date, (B) increase BORROWER’s payments to cover accruing interest, (C) increase the number of BORROWER’s payments, and (D) continue BORROWER’s payments at the same amount and increase BORROWER’s final payment.

REDUCING REVOLVING FEATURE, BORROWER will pay BANK an unused commitment fee of fifty (50bps) basis points, assessed quarterly in arrears against the unused portion of the note amount.  Pursuant to this revolving loan feature the BANK will lend the BORROWER, from time to time until maturity of this note such sums in integral multiples of $10,000.00 as the BORROWER may request by reasonable same day notice to the BANK, received by the BANK not later than 11:00 A.M. of such day, but which shall not exceed in the aggregate principal amount at any one time outstanding, $5,000,000.00. The BORROWER may borrow, repay and reborrow hereunder, from the date of this AGREEMENT until the maturity of this note, said amount or any lesser sum which is $10,000.00 or an integral multiple thereof.

Each year, on the anniversary of the execution of this NOTE, the available principal amount under this Note shall be reduced by One Million ($1,000,000.00) Dollars, so that the maximum amount outstanding under this promissory note will decrease accordingly. If necessary, BORROWER shall immediately pay to BANK any principal amount outstanding in order to make such reduction in maximum amount outstanding.

Additionally, the amount available for borrowing hereunder shall also be reduced by the outstanding balance of principal and accrued interest on TERM NOTE 2.

REPAYMENT TERMS.  Interest accruing hereunder is payable monthly, on the first day of each month.  Any remaining principal balance, plus any accrued but unpaid interest, shall be fully due and payable on the maturity date above stated, if not sooner paid.

PREPAYMENT.  The BORROWER may prepay this promissory note in full or in part at any time.

ADDITIONAL TERMS AND CONDITIONS.  The AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this promissory note by reference.  The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this promissory note is not paid as provided above.  This promissory note shall be governed by the substantive laws of the State of Nebraska.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR.  BORROWER and any other person who signs, guarantees or endorses this promissory note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this promissory note.

Dakota Ethanol, L.L. C.

By:	/s/ Scott Mundt
Scott Mundt
Chief Executive Officer

STATE OF SOUTH DAKOTA	)
)ss.
COUNTY OF LAKE	)

On this 7 day of June, 2010, before me, the undersigned, a Notary Public, personally appeared Scott Mundt, Chief Executive Officer of Dakota Ethanol, L.L.C., on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ Alan E. May
Notary Public

Exp. 9/22/2013

ALAN E. MAY
NOTARY PUBLIC
SOUTH DAKOTA
My Commission Expires 9-22-2013